Execution Copy

INDEMNIFICATION PRIORITY AND INFORMATION SHARING AGREEMENT

This INDEMNIFICATION PRIORITY AND INFORMATION SHARING AGREEMENT, dated as of April 27, 2012 (this “Agreement”), is among KKR CHINA HEALTHCARE INVESTMENT LIMITED, an exempted company with limited liability incorporated in the Cayman Islands (the “Investor”), Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (“KKR”), and CHINA CORD BLOOD CORPORATION, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”).

WHEREAS, the Company has entered into a Convertible Note Purchase Agreement dated as of April 12, 2012 (the “Company Indemnification Agreement”) providing for, among other things, the indemnification of and advancement of expenses incurred by the Investor and its affiliates, officers, directors, agents and employees for certain matters described therein (the Investor, its affiliates, officers, directors, agents and employees collectively, the “KKR Indemnified Parties”);

WHEREAS, one or more executives of KKR or its affiliates may serve as a director of the Company and one or more other persons (who are not executives of KKR or its affiliates) may serve as a director of the Company as an appointee or designee of the Investor or KKR (any such person, the “KKR Director”);

WHEREAS, the KKR Director has entered into an indemnification agreement with the Company dated as of the date hereof providing for indemnification and advancement of expenses for the KKR Director in connection with its service as a director of the Company and the KKR Director may, in its capacity as a director of the Company, be indemnified and/or entitled to advancement of expenses under the Company’s memorandum and articles of association (a “Company Director Indemnity”);

WHEREAS, the Investor, KKR and/or their respective affiliates and controlling persons (in this capacity, collectively, the “KKR Indemnitors”) have (i) entered into one or more limited partnership agreements, limited liability company operating agreements and other agreements, (ii) certificates and articles of incorporation, by-laws, and other organizational documents and (iii) obtained insurance (any such agreements, documents or insurance, collectively, the “KKR Indemnification Agreements”), in each case, providing for, among other things, indemnification of and advancement of expenses for the KKR Director for, among other things, the same matters that are subject to indemnification and advancement of expenses under the Company Indemnification Agreements and the Company Director Indemnity;

WHEREAS, the Company, the Investor and KKR wish to clarify certain matters regarding the indemnification and advancement of expenses provided under the Company Indemnification Agreement and the Company Director Indemnity as it relates to the indemnification and advancement of expenses provided for under the KKR Indemnification Agreements and regarding portfolio company information.

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NOW, THEREFORE, in consideration of the foregoing recitals and the premises hereinafter set forth, the Company, the Investor and KKR hereby agree as follows.

1.          The Company hereby acknowledges and agrees that the obligation of the Company under either the Company Indemnification Agreement or the Company Director Indemnity to indemnify or advance expenses to any KKR Director for the matters covered thereby shall be the primary source of indemnification and advancement of such KKR Director in connection therewith and any obligation on the part of any KKR Indemnitor under any KKR Indemnification Agreement to indemnify or advance expenses to such KKR Director shall be secondary to the Company’s obligation and shall be reduced by any amount that the KKR Director may collect as indemnification or advancement from the Company. In the event that the Company fails to indemnify or advance expenses to a KKR Director as required by any Company Indemnification Agreement or Company Director Indemnity in accordance with the terms thereof (such amounts, the “Unpaid Director Indemnity Amounts”) and any KKR Indemnitor makes any payment to such KKR Director in respect of indemnification or advancement of expenses under any KKR Indemnification Agreement on account of such Unpaid Director Indemnity Amounts, such KKR Indemnitor shall be subrogated to the rights of such KKR Director under any Company Indemnification Agreement or Company Director Indemnity, as the case may be, in respect of such Unpaid Director Indemnity Amounts.

2.          The Company hereby agrees that, to the fullest extent permitted by applicable law, its obligation to indemnify KKR Indemnified Parties under the Company Indemnification Agreement shall include any amounts expended by any KKR Indemnitor under the KKR Indemnification Agreements in respect of indemnification or advancement of expenses to any KKR Director in connection with litigation or other proceedings involving his or her service as a director of the Company to the extent such amounts expended by such KKR Indemnitor are on account of any Unpaid Director Indemnity Amounts.

3.          The Company hereby agrees that it will not amend any Company Director Indemnity as in effect on the date hereof to alter the rights of any KKR Director in any manner that would adversely affect any KKR Director’s rights with respect to conduct pre-dating the date of any such amendment without the prior consent of KKR, not to be unreasonably withheld.

4.          The Company hereby consents to the KKR Director sharing any information the KKR Director receives from the Company and its subsidiaries in its capacity as director of the Company with the officers, directors, members, employees and representatives of KKR and its affiliates (other than other portfolio companies) and to the internal use by KKR and such affiliates of any information received from the Company, subject, however, to KKR maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the Company in violation of applicable law.

5.          This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the parties hereto. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the party waiving such provision. No failure or delay by a party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a party of any breach by any other party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

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6.          The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns and the provisions of Section 3 shall inure to the benefit of the KKR Director, who is intended to be third party beneficiaries thereof. The Company shall not assign this Agreement without the prior written consent of KKR and the Investor. The Investor may assign this Agreement to any Person who the Investor assigns its rights under the Company Indemnification Agreement without the prior written consent of the Company.

7.          This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York of the United States of America applicable to contracts to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law of any jurisdiction. Any dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof shall be finally resolved pursuant to Section 14.2 (Submission to Jurisdiction) of the Company Indemnification Agreement.

8.          Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of such provisions of this Agreement as remain not so deleted.

9.          This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

KKR CHINA HEALTHCARE INVESTMENT LIMITED

By:	/s/ William J. Janetschek

Name: William J. Janetschek
Title: Director

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By: KKR Management Holdings L.P., its General Partner

By: KKR Management Holdings Corp., its General Partner

By:	/s/ William J. Janetschek

Name: William J. Janetschek
Title: Vice President

CHINA CORD BLOOD CORPORATION

By:	/s/ Ting Zheng

Name: Ting Zheng
Title: Chairman and CEO

Signature Page to Indemnification and Information Sharing Agreement